Exhibit T3A.47
CERTIFICATE OF INCORPORATION
OF
THE CIT GROUP/CONSUMER FINANCE, INC. (TN)
*******
1. The name of the corporation is The CIT Group/Consumer Finance, Inc. (TN).
2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
3. The nature of the business or purposes to be conducted or promoted is:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
4. The total number of shares of stock which the corporation shall have authority to issue is 1000; all of such shares shall be without par value.
5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
Mary Ann Brzoska	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801
6.	The name and mailing address of each person, who is to serve as director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
Thomas B. Hallman	The CIT Group/Consumer Finance, Inc. 65 Cit Drive Livingston, NJ 07039

William L. Schumm	The CIT Group/Consumer Finance, Inc. 65 Cit Drive Livingston, NJ 07039

NAME	MAILING ADDRESS
Martin B. Schwam	The CIT Group/Consumer Finance, Inc. 65 Cit drive Livingston, NJ 07039
7. The corporation is to have perpetual existence.
8. The corporation reserves the right to amend, alter, change or repel any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
9. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.
10. The Board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.
11. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.
I, THE UNDERSIGNED, being the incorporator herein before name, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of November, 1997.

/s/ Mary Ann Brzoska

Mary Ann Brzoska
Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801